(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Chief Financial Officer	April 21, 2021
(630) 906-5484

Old Second Reports First Quarter Net Income of $11.9 million, or $0.40 per Diluted Share, Increases Quarterly Dividend to $0.05 per Share

AURORA, IL, April 21, 2021 – Old Second Bancorp, Inc. (the “Company,” “we,” “us,” and “our”) (NASDAQ: OSBC), the parent company of Old Second National Bank (the “Bank”), today announced financial results for the first quarter of 2021.  Our net income was $11.9 million, or $0.40 per diluted share, for the first quarter of 2021, compared to net income of $8.0 million, or $0.27 per diluted share, for the fourth quarter of 2020, and net income of $275,000, or $0.01 per diluted share, for the first quarter of 2020. Net income for the first quarter of 2021 reflects a reversal of provision for credit losses of $3.0 million pre-tax, compared to no provision expense recorded in the fourth quarter of 2020, and an $8.0 million pre-tax provision recorded in the first quarter of 2020.  Mortgage banking income totaled $5.7 million in the first quarter of 2021, which reflected a $2.7 million increase from the fourth quarter of 2020, and a $4.9 million increase from the first quarter of 2020, primarily due to mark to market gains on mortgage servicing rights (“MSRs”) of $1.1 million in the first quarter of 2021, compared to mark to market losses of $1.3 million and $2.1 million in the fourth quarter of 2020 and the first quarter of 2020, respectively.

On April 20, 2021, our board of directors approved a 400% increase to the quarterly dividend, from $0.01 per common share to $0.05 per common share, to be paid to stockholders of record on April 30, 2021, payable May 10, 2021.

Operating Results

●First quarter 2021 net income was $11.9 million, reflecting an increase in earnings of $3.8 million from the fourth quarter of 2020, and an increase of $11.6 million from the first quarter of 2020.
●Net interest and dividend income was $23.5 million for the first quarter of 2021, a decrease of $334,000, or 1.4%, from the fourth quarter of 2020, but an increase of $885,000, or 3.9%, from first quarter of 2020.
●Interest and dividend income for the first quarter of 2021 was $25.4 million, or $615,000 less than the fourth quarter of 2020 and $2.1 million less than the first quarter of 2020, primarily due to a decrease in market interest rates over the past year.  Interest and dividend income was favorably impacted by loan fees earned on forgiven Paycheck Protection Program (“PPP”) loans during the first quarter of 2021.  We originated 746 PPP loans totaling $136.7 million in 2020, and as of March 31, 2021, $46.3 million on 134 PPP loans originated during the first round of the PPP loan program remained outstanding. During the first quarter of 2021, we originated $58.3 million, or 481 loans, under the second round of the PPP loan program.  Net loan interest and fee income recorded in 2021 year to date on all PPP loans totaled $741,000, and approximately $2.3 million of net PPP loan fees remain unearned as of March 31, 2021.
●Interest expense for the first quarter of 2021 totaled $1.8 million, compared to $2.1 million for the fourth quarter of 2020, and $4.8 million for the first quarter of 2020.  The reduction in interest expense was primarily due to a decrease in market interest rates in the year over year period.  In addition, in March 2020 we redeemed our 7.8% cumulative trust preferred securities issued by Old Second Capital Trust I  and related debentures, which totaled $32.6 million.  Upon redemption, we recognized the remaining unamortized debt issuance costs of $635,000, which increased first quarter 2020 interest expense.
●We recorded a $3.0 million reversal of provision for credit losses in the first quarter of 2021, compared to no provision for credit losses in the fourth quarter of 2020, and an $8.0 million provision for credit losses in the first quarter of 2020, due both to our adoption of the current expected credit losses accounting standard

(“CECL”) on January 1, 2020, and the potential impact of the COVID-19 pandemic.  Allowance for credit losses (“ACL”) on loans activity in the first quarter of 2021 consisted of a reversal in the ACL on loans of $3.5 million, as well as $582,000 of net recoveries recorded during the quarter.  In addition, the allowance for unfunded commitments increased by $470,000 in the first quarter of 2021, due to an updated forecast of credit line utilization rates.
●	Noninterest income was $11.3 million for the first quarter of 2021, an increase of $2.5 million, or 28.6%, compared to $8.8 million for the fourth quarter of 2020, and an increase of $5.0 million, or 78.7%, compared to $6.3 million for the first quarter of 2020. The increase from the linked quarter was primarily driven by $2.7 million of growth in residential mortgage banking revenue, attributable to a $2.4 million increase in the mark to market adjustment on MSRs and a $325,000 increase in net gains on sales of mortgage loans in the first quarter of 2021, compared to the prior quarter. In addition, wealth management income increased $444,000 in the current quarter over the linked quarter. The increase in noninterest income in the first quarter of 2021, compared to the first quarter of 2020, was primarily due to $4.9 million of growth in residential mortgage banking revenue, attributable to a $3.2 million increase in the mark to market adjustment on MSRs and a $1.5 million increase in net gains on sales of mortgage loans in the first quarter of 2021, compared to the prior year like quarter.
●	Noninterest expense was $21.7 million for the first quarter of 2021, an increase of $485,000, or 2.3%, compared to $21.3 million for the fourth quarter of 2020, and an increase of $736,000, or 3.5%, from $21.0 million for the first quarter of 2020. The increase compared to the linked quarter was primarily attributable to an increase in salaries and employee benefits expense stemming from additional officer incentive compensation expenses paid out in early 2021, and the related increase in payroll taxes and 401K company match expense. In addition, growth in occupancy, furniture and equipment costs occurred due to an increase in snow removal costs and building maintenance due to weather conditions in February 2021. The increase in noninterest expense in the year over year period was primarily due to salaries and employee benefits expense, occupancy, furniture and equipment expenses and FDIC insurance costs.
●	The provision for income taxes expense was $4.2 million for the first quarter of 2021, compared to $3.4 million for the fourth quarter of 2020, and a $281,000 tax benefit for the first quarter of 2020. The increase in tax expense for the linked quarter and year over year period was primarily due to higher pretax income in the first quarter of 2021.
●	On April 6, 2021, we sold and issued $60.0 million in aggregate principal amount of our 3.50% Fixed-to-Floating Rate Subordinated Notes due April 15, 2031 (the “Notes”). The Notes were offered and sold to eligible purchasers in a private offering in reliance on the exemption from the registration requirements of Section 4(a)(2) of the Securities Act of 1933, as amended and the provisions of Regulation D promulgated thereunder. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include, without limitation, the redemption of existing senior debt, common stock repurchases and strategic acquisitions. The Notes will bear interest at a fixed annual rate of 3.50%, from and including the date of issuance to but excluding April 15, 2026, payable semi-annually in arrears. From and including April 15, 2026 to, but excluding the maturity date or early redemption date, the interest rate will reset quarterly to an interest rate per annum equal to Three-Month Term SOFR (as defined in the Note) plus 273 basis points, payable quarterly in arrears.

President and Chief Executive Officer Jim Eccher said "First quarter results in 2021 were very positive as we continued the momentum from 2020.  As we continue to navigate the challenges of the pandemic, we posted solid financial results, delivered strong operating leverage, grew deposits and continued to build our capital position.  Credit trends continued to improve and we accordingly reduced our loan loss reserves as the vast majority of our clients have weathered the pandemic and have returned to original payment terms.  While we do expect the possibility of losses, the severity levels predicted in our model have materially improved.  I believe Old Second remains conservatively positioned to meet the challenges of the coming year, as our expenses remain well-controlled, our business is well diversified and underwriting has remained disciplined and consistent.  I would like to thank our employees for their continued hard work in delivering a solid quarter while delivering exceptional customer service during these challenging times.”

Eccher continued, “We are happy to announce that on April 20, 2021, the Board of Directors declared a quarterly dividend of $0.05 per share of common stock to stockholders of record on April 30, 2021, payable May 10, 2021.  We are very pleased to provide our stockholders with this 400% increase in their quarterly dividend, compared to the previous quarter.  We believe this increase reflects our strong financial results and regulatory capital positions for the quarter, the strength of our balance sheet and our belief that asset quality trends are continuing to improve.  In addition, during the first quarter of 2021, we repurchased 455,134 shares, or 1.6% of shares outstanding, at a weighted average price of $12.31 per share pursuant to our stock repurchase program.”

COVID-19 Update

●	Late in the first quarter of 2020, we began granting loan payment deferrals to certain borrowers affected by the pandemic. For the period April 1, 2020 through March 31, 2021, our clients had requested loan payment deferrals on 504 loans totaling $237.7 million. As of March 31, 2021, 464 loans, representing $218.4 million outstanding, or 91.9% of the original loan balances deferred, have resumed payments or paid off. Active payment deferrals remain on 40 loans, with $19.2 million of balances outstanding.
●	We are participating in the Coronavirus Aid, Relief and Economic Security Act (“CARES” Act). During 2021, we processed 481 loan applications for PPP loans, representing a total of $58.3 million. As of March 31, 2021, we had $46.3 million of PPP loans outstanding that were originated under the first round of the PPP loan program, and $58.3 million of PPP loans outstanding that were originated under the second round of the PPP loan program. Early in the fourth quarter of 2020, we started to submit applications for PPP loan forgiveness to the SBA, and as of March 31, 2021, $90.8 million on 620 loans have been forgiven. We anticipate receiving funds for our first round of PPP loan forgiveness from the SBA through the second quarter of 2021, and will start the forgiveness process for our second round of PPP loans later in 2021.

Capital Ratios

	Minimum Capital	Well Capitalized
	Adequacy with	Under Prompt
	Capital Conservation	Corrective Action	March 31,	December 31,	March 31,
	Buffer, if applicable[1]	Provisions[2]	2021	2020	2020
The Company
Common equity tier 1 capital ratio	7.00%	N/A	12.45%	11.94%	10.85%
Total risk-based capital ratio	10.50%	N/A	14.76%	14.26%	13.09%
Tier 1 risk-based capital ratio	8.50%	N/A	13.55%	13.01%	11.93%
Tier 1 leverage ratio	4.00%	N/A	10.02%	10.21%	10.57%

The Bank
Common equity tier 1 capital ratio	7.00%	6.50%	14.62%	13.75%	12.89%
Total risk-based capital ratio	10.50%	10.00%	15.83%	15.00%	14.07%
Tier 1 risk-based capital ratio	8.50%	8.00%	14.62%	13.75%	12.89%
Tier 1 leverage ratio	4.00%	5.00%	10.78%	10.74%	11.36%

1 Amounts are shown inclusive of a capital conservation buffer of 2.50%. Under the Federal Reserve’s Small Bank Holding Company Policy Statement, the Company is not subject to the minimum capital adequacy and capital conservation buffer capital requirements at the holding company level, unless otherwise advised by the Federal Reserve (such capital requirements are applicable only at the Bank level). Although the minimum regulatory capital requirements are not applicable to the Company, we calculate these ratios for our own planning and monitoring purposes.

2 The prompt corrective action provisions are only applicable at the Bank level.

●	The ratios shown above exceed levels required to be considered “well capitalized.”

Asset Quality & Earning Assets

●	Nonperforming loans totaled $21.2 million at March 31, 2021, compared to $23.0 million at December 31, 2020, and $21.8 million at March 31, 2020. Credit metrics continue to be relatively stable regarding nonperforming loan levels, and management is carefully monitoring loans considered to be in a classified status. Nonperforming loans, as a percent of total loans were 1.1% at each of March 31, 2021, December 31, 2020, and March 31, 2020.
●	OREO assets totaled $2.2 million at March 31, 2021, compared to $2.5 million at December 31, 2020, and $5.0 million at March 31, 2020. We recorded one property sale of $305,000 net book value in the first quarter of 2021, and write-downs of $6,000, compared to write downs of $93,000 in the fourth quarter of 2020, and $158,000 in the first quarter of 2020. Nonperforming assets, as a percent of total loans plus OREO, were 1.2% at March 31, 2021, 1.3% at December 31, 2020, and 1.4% at March 31, 2020.

●	Total loans were $2.00 billion at March 31, 2021, reflecting a decrease of $75.2 million compared to December 31, 2020, and an increase of $2.4 million compared to March 31, 2020. An increase in our commercial portfolio stemming from PPP loan originations of $58.3 million in the first quarter of 2021 was more than offset by paydowns and payoffs, as borrower liquidity is at a high level due to federal stimulus programs and a general lack of incentive for capital expenditures. Average loans (including loans held-for-sale) for the first quarter of 2021 totaled $2.01 billion, reflecting a decrease of $18.0 million from the fourth quarter of 2020 but an increase of $69.4 million from the first quarter of 2020.
●	Available-for-sale securities totaled $593.3 million at March 31, 2021, compared to $496.2 million at December 31, 2020, and $449.7 million at March 31, 2020. Total securities available-for-sale increased a net $97.1 million from the linked quarter due to a purchase of $55.2 million of mortgage backed securities, $34.8 million of corporate bonds, and $19.8 million of collateralized mortgage obligations, partially offset by $7.3 million of calls and paydowns. The unrealized mark to market adjustment on securities decreased by $4.8 million since December 31, 2020, but increased by $16.3 million in the year over year period due to the market interest rate fluctuations.

Net Interest Income

Analysis of Average Balances,
Tax Equivalent Income / Expense and Rates
(Dollars in thousands - unaudited)

	Quarters Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average	Income /	Rate	Average	Income /	Rate	Average	Income /	Rate
	Balance	Expense	%	Balance	Expense	%	Balance	Expense	%
Assets
Interest earning deposits with financial institutions	$359,576	$92	0.10	$275,087	$73	0.11	$27,989	$75	1.08
Securities:
Taxable	340,873	1,615	1.92	288,089	1,458	2.01	273,429	2,163	3.18
Non-taxable (TE)[1]	191,357	1,655	3.51	193,859	1,637	3.36	202,289	1,842	3.66
Total securities (TE)[1]	532,230	3,270	2.49	481,948	3,095	2.55	475,718	4,005	3.39
Dividends from FHLBC and FRBC	9,917	115	4.70	9,917	118	4.73	9,917	125	5.07
Loans and loans held-for-sale[1,2]	2,014,773	22,266	4.48	2,032,741	23,067	4.51	1,945,383	23,636	4.89
Total interest earning assets	2,916,496	25,743	3.58	2,799,693	26,353	3.74	2,459,007	27,841	4.55
Cash and due from banks	28,461	-	-	30,086	-	-	32,549	-	-
Allowance for credit losses on loans	(34,540)	-	-	(33,255)	-	-	(23,507)	-	-
Other noninterest bearing assets	187,488	-	-	192,421	-	-	172,712	-	-
Total assets	$3,097,905			$2,988,945			$2,640,761

Liabilities and Stockholders' Equity
NOW accounts	$495,384	$95	0.08	$474,470	$96	0.08	$422,065	$233	0.22
Money market accounts	329,050	77	0.09	317,780	85	0.11	280,828	236	0.34
Savings accounts	412,743	69	0.07	391,904	69	0.07	322,618	166	0.21
Time deposits	399,310	500	0.51	393,297	741	0.75	448,763	1,766	1.58
Interest bearing deposits	1,636,487	741	0.18	1,577,451	991	0.25	1,474,274	2,401	0.66
Securities sold under repurchase agreements	82,475	31	0.15	67,059	35	0.21	47,825	116	0.98
Other short-term borrowings	-	-	-	5,448	12	0.88	23,069	109	1.90
Junior subordinated debentures	25,773	280	4.41	25,773	283	4.37	47,200	1,364	11.62
Senior notes	44,389	673	6.15	44,363	673	6.04	44,284	673	6.11
Notes payable and other borrowings	23,330	123	2.14	24,407	135	2.20	14,762	130	3.54
Total interest bearing liabilities	1,812,454	1,848	0.41	1,744,501	2,129	0.49	1,651,414	4,793	1.17
Noninterest bearing deposits	937,039	-	-	903,383	-	-	676,755	-	-
Other liabilities	37,801	-	-	39,281	-	-	28,490	-	-
Stockholders' equity	310,611	-	-	301,780	-	-	284,102	-	-
Total liabilities and stockholders' equity	$3,097,905			$2,988,945			$2,640,761
Net interest income (GAAP)		$23,543			$23,877			$22,658
Net interest margin (GAAP)			3.27			3.39			3.71

Net interest income (TE)[1]		$23,895			$24,224			$23,048
Net interest margin (TE)[1]			3.32			3.44			3.77
Core net interest margin (TE - excluding PPP loans)[1]			3.33			3.32			3.77
Interest bearing liabilities to earning assets	62.14%			62.31%			67.16%

1 Tax equivalent (TE) basis is calculated using a marginal tax rate of 21% in 2021 and 2020. See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

2 Interest income from loans is shown on a tax equivalent basis, which is a non-GAAP financial measure as discussed in the table on page 16, and includes fees of $1.3 million for the first quarter of 2021, $2.3 million for the fourth quarter of 2020, and $294,000 for the first quarter of 2020. Nonaccrual loans are included in the above stated average balances.

Net interest income (TE) was $23.9 million for the first quarter of 2021, which reflects a decrease of $329,000 compared to the fourth quarter of 2020, and an increase of $847,000 compared to the first quarter of 2020.  The tax equivalent adjustment for the first quarter of 2021 was $352,000, compared to $347,000 for the fourth quarter of 2020, and $390,000 for the first quarter of 2020.  Average interest earning assets increased $116.8 million to $2.92 billion for the first quarter of 2021, compared to the fourth quarter of 2020, primarily due to growth in interest earning deposits with financial institutions and taxable securities available-for-sale.  Average interest earning assets increased $457.5 million in the first quarter of 2021, compared to the first quarter of 2020, primarily due to growth in interest earning deposits with financial institutions, taxable securities available-for-sale and loans. Average loans, including loans held-for-sale, decreased $18.0 million for the first quarter of 2021, compared to the fourth quarter of 2020, but increased $69.4 million compared to the first quarter of 2020.  The yields on loans for the first quarter of 2021 compared to the fourth quarter of 2020, decreased three basis points, primarily due to the loan fees recognized on forgiven PPP loans in the fourth quarter of 2020.  Growth in the balance of securities for the first quarter of 2021, compared to both the fourth quarter of 2020 and the first quarter of 2020, was more than offset by the aggregate impact of the decline in yields on these balances.  The yield on average earning assets decreased 16 basis points in the first quarter of 2021, compared to the fourth quarter of 2020, due to the PPP loan fees noted above, and decreased 97 basis points compared to the first quarter of 2020, primarily due to the lowering of interest rates by the Federal Reserve in the first quarter of 2020 in response to the COVID-19 pandemic, and PPP loans issued over the past year at 1.00%.

Total securities income was $3.3 million in the first quarter of 2021, an increase of $175,000 compared to the fourth quarter of 2020, due primarily to an increase in volumes in the linked quarter, and a decrease of $735,000 compared to the first quarter of 2020, due to a reduction in yields in the year over year period.  Security paydowns, calls,  and maturities in the first quarter of 2021 totaled $7.3 million, which were offset by $109.7 million of purchases, primarily in mortgage backed securities.  Our overall yield on tax equivalent municipal securities was 3.51% for the first quarter of 2021, compared to 3.36% for the fourth quarter of 2020, and 3.66% for the first quarter of 2020.  Taxable security yields also declined in the first quarter of 2021, resulting in a decrease to the overall tax equivalent yield for the total securities portfolio of six basis points from December 31, 2020, and 90 basis points from March 31, 2020.

Average interest bearing liabilities increased $68.0 million in the first quarter of 2021, compared to the fourth quarter of 2020, driven by a $59.0 million increase in average interest bearing deposits, and a $15.4 million increase in average securities sold under repurchase agreements for the linked quarter. Average interest bearing liabilities increased $161.0 million in the first quarter of 2021, compared to the first quarter of 2020, primarily driven by a $162.2 million increase in interest bearing deposits, a $34.7 million increase in securities sold under repurchase agreements, and a $8.6 million increase in notes payable and other borrowings, partially offset by a reduction in other short-term borrowings of $23.1 million, and a $21.4 million decrease in junior subordinated debentures. The cost of interest bearing liabilities for the first quarter of 2021 decreased by eight basis points from the fourth quarter of 2020, and decreased 76 basis points from the first quarter of 2020. Growth in our average noninterest bearing demand deposits of $260.3 million in the year over year period has assisted us in controlling our cost of funds stemming from average interest bearing deposits and borrowings, which totaled 0.27% for the first quarter of 2021, 0.32% for the fourth quarter of 2020, and 0.83% for the first quarter of 2020.

For the first quarter of 2021, we had no average other short-term borrowings outstanding, compared to $5.4 million for the fourth quarter of 2020, which primarily consisted of FHLBC advances, and $23.1 million for the first quarter of 2020.   The decrease in average junior subordinated debentures year over year stems from the March 2020 redemption of our trust preferred securities issued by Old Second Capital Trust I and related junior subordinated debentures, which resulted in a payment of $33.0 million, including accrued interest.  The redemption was funded with cash on hand and a $20.0 million term note issued at one month Libor plus 1.75%, with principal and interest payable over the next two years; $16.0 million of this term note is outstanding and included within notes payable and other borrowings as of December 31, 2020 and March 31, 2021.

Our net interest margin (GAAP) decreased 12 basis points to 3.27% for the first quarter of 2021, compared to 3.39% for the fourth quarter of 2020, and decreased 44 basis points compared to 3.71% for the fourth quarter of 2020.  Our net interest margin (TE) decreased 12 basis points to 3.32% for the first quarter of 2021, compared to 3.44% for the fourth quarter of 2020, and decreased 45 basis points compared to 3.77% for the first quarter of 2020.  Our core net interest margin (TE), a non-GAAP financial measure that excludes the impact of our PPP loans, was 3.33% for the first quarter of 2021, compared to 3.32% for the fourth quarter of 2020 and 3.77% for the first quarter of 2020. The net interest margin (TE) decreased in the first quarter of 2021, compared to the fourth quarter of 2020, due to fee income recorded on $28.2 million of forgiven PPP loans in the first quarter of 2021, compared to $62.6 million of forgiven PPP loans in the fourth quarter of 2020. The reductions year over year were due primarily to low interest rates over the majority of the past twelve months.  See the discussion entitled “Non-GAAP Presentations” in the table on page 17 that provides a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Noninterest Income

				1st Quarter 2021
Noninterest Income	Three Months Ended			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2020	2020
Wealth management	$2,151	$2,112	$1,906	1.8	12.9
Service charges on deposits	1,195	1,344	1,726	(11.1)	(30.8)
Residential mortgage banking revenue
Secondary mortgage fees	322	387	270	(16.8)	19.3
Mortgage servicing rights mark to market gain (loss)	1,113	(1,260)	(2,134)	188.3	152.2
Mortgage servicing income	567	503	468	12.7	21.2
Net gain on sales of mortgage loans	3,721	3,396	2,246	9.6	65.7
Total residential mortgage banking revenue	5,723	3,026	850	89.1	573.3
Securities losses, net	-	-	(24)	-	100.0
Change in cash surrender value of BOLI	334	291	(49)	14.8	781.6
Card related income	1,447	1,435	1,287	0.8	12.4
Other income	450	577	626	(22.0)	(28.1)
Total noninterest income	$11,300	$8,785	$6,322	28.6	78.7

Noninterest income increased $2.5 million, or 28.6%, in the first quarter of 2021, compared to the fourth quarter of 2020, and increased $5.0 million, or 78.7%, compared to the first quarter of 2020.  The increase from the linked quarter was primarily driven by a $2.7 million increase in residential mortgage banking revenue, attributable to a $2.4 million increase in mark to market gains on MSRs stemming from market interest rate changes and a $325,000 increase in net gain on sales of mortgage loans in the first quarter of 2021.

The increase in noninterest income in the first quarter of 2021 compared to the first quarter of 2020 is primarily due to a $4.9 million increase in residential mortgage banking revenue, comprised of a $3.2 million increase in mark to market gains on MSRs and a $1.5 million increase in net gain on sales of mortgage loans from the 2020 like period.  In addition, the first quarter of 2021 also included increases in wealth management of $245,000 and cash surrender value of BOLI of $383,000 due to market interest rate growth since March 31, 2020. Partially offsetting these increases, service charges on deposits decreased $531,000 year over year due to reductions in commercial and consumer spending during the COVID-19 pandemic, and a related decline in overdraft fees recorded.

These year over year increases were partially offset by decreases of $531,000 in service charges on deposits and $176,000 in other income, mainly attributable to a $95,000 decrease in commercial interest rate swaps.

Noninterest Expense

				1st Quarter 2021
Noninterest Expense	Three Months Ended			Percent Change From
(Dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2020	2020
Salaries	$9,216	$9,978	$9,761	(7.6)	(5.6)
Officers incentive	1,653	680	958	143.1	72.5
Benefits and other	2,637	2,043	2,199	29.1	19.9
Total salaries and employee benefits	13,506	12,701	12,918	6.3	4.6
Occupancy, furniture and equipment expense	2,467	2,259	2,301	9.2	7.2
Computer and data processing	1,298	1,335	1,335	(2.8)	(2.8)
FDIC insurance	201	194	57	3.6	252.6
General bank insurance	276	266	246	3.8	12.2
Amortization of core deposit intangible asset	120	120	128	-	(6.3)
Advertising expense	60	70	109	(14.3)	(45.0)
Card related expense	593	583	532	1.7	11.5
Legal fees	55	285	131	(80.7)	(58.0)
Other real estate owned expense, net	36	146	237	(75.3)	(84.8)
Other expense	3,126	3,294	3,008	(5.1)	3.9
Total noninterest expense	$21,738	$21,253	$21,002	2.3	3.5
Efficiency ratio (GAAP)[1]	63.98%	61.87%	66.28%
Adjusted efficiency ratio (non-GAAP)[2]	63.19%	61.10%	65.48%

1 The efficiency ratio shown in the table above is a GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income and total noninterest income less any BOLI death benefit recorded, net gains or losses on securities and mark to market gains or losses on MSRs.

2 The adjusted efficiency ratio shown in the table above is a non-GAAP financial measure calculated as noninterest expense, excluding amortization of core deposits and OREO expenses, divided by the sum of net interest income on a fully tax equivalent basis, total noninterest income less net gains or losses on securities and mark to market gains or losses on MSRs, and includes a tax equivalent adjustment on the change in cash surrender value of BOLI.  See the discussion entitled “Non-GAAP Presentations” below and the table on page 17 that provides a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Noninterest expense for the first quarter of 2021 increased $485,000, or 2.3%, compared to the fourth quarter of 2020, and increased $736,000, or 3.5%, compared to the first quarter of 2020.  The linked quarter increase is primarily attributable to an $805,000 increase in salaries and employee benefits in the first quarter of 2021. Officer incentive increased $973,000 due to an under accrual of payouts in early 2021 for 2020 performance, and a resultant increase in the first quarter 2021 accrual, while benefits expense increased $594,000 due to higher payroll taxes and 401K company matching expense related to the higher officer incentive payouts.  These increases were partially offset by a decline of $792,000 in salaries, $362,000 of which was due to an increase in deferrals on new loan originations stemming from the second round of PPP loans in the first quarter of 2021, and $354,000 was due to the reversal of restricted stock compensation award expense due to the achievement of only a partial award payout for performance-based restricted stock units.  In addition, occupancy, furniture and equipment expense increased $208,000 in the first quarter of 2021 compared to the linked quarter due to an increase in snow removal costs and planned building maintenance. These increases were partially offset by a $230,000 decrease in legal fees due to decreased loan production, a $37,000 decrease in computer and data processing expense, and a $110,000 decrease in other real estate owned expense, net, primarily due to an $87,000 reduction in OREO valuation reserve expense. Other expenses also decreased due to fraud and robbery losses of $147,000 incurred in the fourth quarter of 2020.

The year over year increase in noninterest expense is primarily attributable to a $588,000 increase in salaries and employee benefits in the first quarter of 2021. Officer incentive increased $695,000 due to the under accrual mentioned above, and accruals for 2021 officer incentive were at a higher rate than the prior year.  Employee benefits expense increased $438,000 due to an increase in payroll taxes and 401K company matching expense commensurate with the higher officer incentive payout in 2021. This was partially offset by a decrease of $545,000 in salaries, primarily due to a $334,000 increase in salary deferrals related to new PPP loan originations in the first quarter of 2021.  We also had increases in the year over year period in occupancy, furniture and equipment of $166,000 due to an increase in snow removal expense and planned building repairs, and an increase in FDIC insurance of $144,000 due to assessment credits received in the prior year.  These increases were partially offset by decreases of $49,000 in advertising expense, $76,000 in legal fees and $201,000 in other real estate owned, net, primarily due to a $152,000 reduction in valuation reserves in the year over year period.

Earning Assets

				March 31, 2021
Loans	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2020	2020
Commercial	$392,380	$407,159	$364,626	(3.6)	7.6
Leases	138,240	141,601	126,237	(2.4)	9.5
Commercial real estate - Investor	567,475	582,042	503,905	(2.5)	12.6
Commercial real estate - Owner occupied	326,857	333,070	349,595	(1.9)	(6.5)
Construction	93,745	98,486	78,159	(4.8)	19.9
Residential real estate - Investor	52,176	56,137	69,429	(7.1)	(24.8)
Residential real estate - Owner occupied	107,303	116,388	129,982	(7.8)	(17.4)
Multifamily	178,258	189,040	195,297	(5.7)	(8.7)
HELOC	75,604	80,908	93,165	(6.6)	(18.8)
HELOC - Purchased	17,078	19,487	30,880	(12.4)	(44.7)
Other[1]	10,509	10,533	15,929	(0.2)	(34.0)
Total loans	$1,959,625	$2,034,851	$1,957,204	(3.7)	0.1

1 Other class includes consumer and overdrafts.

Total loans decreased by $75.2 million at March 31, 2021, compared to December 31, 2020, and increased $2.4 million for the year over year period.  Declines were noted in all loan categories from the December 31, 2020 balances, as borrowers have taken advantage of higher cash balances on hand to pay down or pay off their loans.  In addition, during the first quarter of 2021, $27.8 million of PPP loans originated in 2020 were forgiven.  This reduction in loans was partially offset by $58.3 million of new PPP loans originated in 2021. Growth in the year over year period in commercial loans was primarily due to PPP loan originations, which totaled $104.5 million outstanding as of March 31, 2021.   In addition, we also had organic growth primarily in our leases, commercial real estate-investor and construction loan portfolios. As required by CECL, the balance (or amortized cost basis) of purchase credit deteriorated loans (“PCD” loans) are carried on a gross basis (rather than net of the associated credit loss estimate), and the expected credit losses for PCD loans are estimated and separately recognized as part of the allowance for credit losses.

				March 31, 2021
Securities	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2020	2020
Securities available-for-sale, at fair value
U.S. Treasury	$4,102	$4,117	$4,152	(0.4)	(1.2)
U.S. government agencies	6,361	6,657	7,723	(4.4)	(17.6)
U.S. government agency mortgage-backed	70,602	17,209	17,255	310.3	309.2
States and political subdivisions	242,146	249,259	255,095	(2.9)	(5.1)
Corporate bonds	34,843	-	-	-	-
Collateralized mortgage obligations	74,936	56,585	53,403	32.4	40.3
Asset-backed securities	130,368	131,818	77,727	(1.1)	67.7
Collateralized loan obligations	29,922	30,533	34,339	(2.0)	(12.9)
Total securities available-for-sale	$593,280	$496,178	$449,694	19.6	31.9

Our securities portfolio totaled $593.3 million as of March 31, 2021, an increase of $97.1 million from $496.2 million as of December 31, 2020, and an increase of $143.6 million from March 31, 2020.  The increase in the portfolio during the first quarter of 2021, compared to the prior quarter, was due to purchases of $55.2 million of mortgage-backed securities, $34.8 million of corporate bonds, and $19.8 million of collateralized mortgage-backed securities, partially offset by unrealized mark to market gain reductions of $4.8 million and by $7.3 million of security paydowns. The increase in the securities portfolio in the year over year period was primarily due to the purchases noted above, and an increase in unrealized mark to market gains on securities available-for-sale of $16.3 million.  No security sales were recorded in the first quarter of 2021 or the fourth quarter of 2020, and net security losses of $24,000 were recorded in the first quarter of 2020.

Asset Quality

				March 31, 2021
Nonperforming assets	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2020	2020
Nonaccrual loans	$20,379	$22,280	$19,497	(8.5)	4.5
Performing troubled debt restructured loans accruing interest	290	331	934	(12.4)	(69.0)
Loans past due 90 days or more and still accruing interest	513	434	1,406	18.2	(63.5)
Total nonperforming loans	21,182	23,045	21,837	(8.1)	(3.0)
Other real estate owned	2,163	2,474	5,049	(12.6)	(57.2)
Total nonperforming assets	$23,345	$25,519	$26,886	(8.5)	(13.2)

30-89 days past due loans and still accruing interest	$13,506	$11,326	$16,173
Nonaccrual loans to total loans	1.0%	1.1%	1.0%
Nonperforming loans to total loans	1.1%	1.1%	1.1%
Nonperforming assets to total loans plus OREO	1.2%	1.3%	1.4%

Allowance for credit losses	$30,967	$33,855	$30,045
Allowance for credit losses to total loans	1.6%	1.7%	1.5%
Allowance for credit losses to nonaccrual loans	152.0%	152.0%	154.1%

Nonperforming loans consist of nonaccrual loans, performing troubled debt restructured loans accruing interest and loans 90 days or more past due and still accruing interest.    Our adoption of CECL on January 1, 2020, resulted in a change in the accounting for purchased credit impaired (“PCI”) loans, which are now considered purchased credit deteriorated (“PCD”) loans under CECL.   PCD loans acquired in our acquisition of ABC Bank totaled $10.0 million, net of purchase accounting adjustments, at March 31, 2021.  PCD loans that meet the definition of nonperforming loans are now included in our nonperforming disclosures. Nonperforming loans to total loans reflected no change over the periods presented, and was 1.1% for the first quarter of 2021, the fourth quarter of 2020, and the first quarter of 2020.  Nonperforming assets to total loans plus OREO remained stable and ended at 1.2% for the first quarter of 2021, 1.3 % for the fourth quarter of 2020, and 1.4% for the first quarter of 2020, as our loan portfolio grew year over year and we continued OREO liquidations and recorded write-downs.  Our allowance for credit losses to total loans was 1.6% as of March 31, 2021, 1.7% as of December 31, 2020 and 1.5% as of March 31, 2020.

The following table shows classified loans by segment, which include nonaccrual, performing troubled debt restructurings, PCD loans if the risk rating so indicates, and all other loans considered substandard, for the following periods.

				March 31, 2021
Classified loans	As of			Percent Change From
(dollars in thousands)	March 31,	December 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2020	2020
Commercial	$2,397	$2,679	$11,260	(10.5)	(78.7)
Leases	3,146	3,222	264	(2.4)	N/M
Commercial real estate - Investor	5,130	5,117	6,073	0.3	(15.5)
Commercial real estate - Owner occupied	8,652	11,187	10,504	(22.7)	(17.6)
Construction	5,367	5,192	2,414	3.4	122.3
Residential real estate - Investor	1,435	1,516	1,452	(5.3)	(1.2)
Residential real estate - Owner occupied	4,148	4,040	4,568	2.7	(9.2)
Multifamily	7,846	7,558	5,374	3.8	46.0
HELOC	1,303	1,540	1,628	(15.4)	(20.0)
HELOC - Purchased	-	-	114	-	(100.0)
Other[1]	402	4	349	N/M	15.2
Total classified loans	$39,826	$42,055	$44,000	(5.3)	(9.5)

N/M - Not meaningful.

1 Other class includes consumer and overdrafts.

Allowance for Credit Losses on Loans and Unfunded Commitments

At March 31, 2021, our allowance for credit losses (“ACL”) on loans totaled $31.0 million, and our ACL on unfunded commitments, included in other liabilities, totaled $3.5 million.  The decrease in our ACL on loans from year-end 2020 was driven by a $3.5 million provision release recorded in the first quarter of 2021, based on loss forecast updates primarily stemming from a more favorable unemployment projection.  The increase in our ACL on unfunded commitments from year-end 2020 was driven by $470,000 of provision expense recorded in the first quarter of 2021 due to adjustments in the funding rate assumptions based on our analysis of the last 12 months of utilization.  The total increase in the ACL during 2020 reflected forecasted credit deterioration due to the COVID-19 pandemic and the resultant recession.  Our ACL on loans to total loans was 1.6% as of March 31, 2021, compared to 1.7% as of December 31, 2020, and 1.5% at March 31, 2020.  The ACL on unfunded commitments totaled $3.5 million as of March 31, 2021, compared to $3.0 million as of December 31, 2020 and $4.2 million as of March 31, 2020.

Net Charge-off Summary

Loan Charge-offs, net of recoveries	Quarters Ended
(dollars in thousands)	March 31,	% of	December 31,	% of	March 31,	% of
	2021	Total [2]	2020	Total [2]	2020	Total [2]
Commercial	$(18)	3.1	$(93)	(169.1)	$85	7.6
Leases	-	-	(11)	(20.0)	-	-
Commercial real estate - Investor	(20)	3.4	471	856.4	(8)	(0.7)
Commercial real estate - Owner occupied	(205)	35.2	86	156.4	1,108	98.8
Construction	-	-	(171)	(310.9)	-	-
Residential real estate - Investor	(266)	45.7	(12)	(21.8)	(20)	(1.8)
Residential real estate - Owner occupied	(49)	8.4	(130)	(236.4)	(23)	(2.0)
Multifamily	-	-	-	-	-	-
HELOC	(12)	2.1	(97)	(176.4)	(58)	(5.2)
HELOC - Purchased	-	-	-	-	-	-
Other [1]	(12)	2.1	12	21.8	38	3.3
Net charge-offs / (recoveries)	$(582)	100.0	$55	100.0	$1,122	100.0

1 Other class includes consumer and overdrafts.

2 Represents the percentage of net charge-offs attributable to each category of loans.

Gross charge-offs for the first quarter of 2021 were $42,000, compared to $810,000 for the fourth quarter of 2020, and $1.4 million for the first quarter of 2020. Gross recoveries were $624,000 for the first quarter of 2021, compared to $755,000 for the fourth quarter of 2020 and $279,000 for the first quarter of 2020.  Continued recoveries are indicative of the ongoing aggressive efforts by management to effectively manage and resolve prior charge-offs.

Deposits

Total deposits were $2.66 billion at March 31, 2021, an increase of $119.5 million compared to December 31, 2020, resulting from net increases in demand deposits of $73.2 million, and net increases in savings, NOW and money market accounts of $88.8 million, partially offset by decreases in time deposits of $42.5 million.  Total deposits increased $460.9 million in the year over year period driven primarily by growth in demand deposits of $280.1 million, and savings, NOW and money market accounts of $247.4 million, partially offset by a decrease in time deposits of $66.5 million.

Borrowings

As of March 31, 2021 and December 31, 2020, we had no other short-term borrowings compared to $6.4 million as of March 31, 2020.  Due to growth in deposits, our need for short-term funding in 2021 has declined year over year.

We were indebted on senior notes totaling $44.4 million, net of deferred issuance costs, as of March 31, 2021.  We were also indebted on $25.8 million of junior subordinated debentures, net of deferred issuance costs, which is related to the trust preferred securities issued by our statutory trust subsidiary, Old Second Capital Trust II.  On March 2, 2020, we redeemed the trust preferred securities and related junior subordinated debentures issued by Old Second Capital Trust I, which resulted in a decrease in junior subordinated debentures of $32.0 million.  Notes payable and other borrowings totaled $22.3 million as of March 31, 2021, and is comprised of $16.0 million outstanding on a $20.0 million term note we originated to facilitate the redemption of our trust preferred securities and related junior subordinated debentures issued by Old Second Capital Trust I, and $6.3 million of a long-term FHLBC advance acquired in our ABC Bank acquisition that matures on February 2, 2026.

Non-GAAP Presentations: Management has disclosed in this earnings release certain non-GAAP financial measures to evaluate and measure our performance, including the presentation of net interest income and net interest margin on a fully taxable equivalent basis, our efficiency ratio calculations and core net interest margin on a taxable equivalent basis. The net interest margin fully taxable equivalent is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Consistent with industry practice, management has disclosed the efficiency ratio including and excluding certain items, which is discussed in the noninterest expense presentation on page 7.  Our core net interest margin on a taxable equivalent basis excludes the impact of our PPP loans.

We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons.  We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis.  We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered as a substitute for GAAP financial measures, and we strongly encourage investors to review the GAAP financial measures included in this earnings release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this earnings release with other companies’ non-GAAP financial measures having the same or similar names. The tables on page 17 provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP equivalent.

Forward-Looking Statements: This earnings release and statements by our management may contain forward-looking statements within the Private Securities Litigation Reform Act of 1995.  Forward looking statements can be identified by words such  as “anticipate,” “expect,”  “intend,” “believe,” “may,” “likely,” “will” or other statements that indicate future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the economic outlook, the adequacy of our allowance and our belief that we are conservatively positioned to meet the challenges of the coming year, as well as statements regarding asset quality trends and the anticipated timing of our receipt of funds for PPP loan forgiveness. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements, (1) the strength of the United States economy in general and the strength of the local economies in which we conduct our operations may be different than expected, including, but not limited to, due to the negative impacts and disruptions resulting from the global coronavirus, (“COVID-19”) pandemic, on the economies and communities we serve, which has had and may continue to have an adverse impact on our business, operations and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (2) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (3) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (4) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on us; and (5) changes in interest rates, which may affect our net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities.  Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Conference Call

We will host an earnings call on Thursday, April 22, 2021, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time).  Investors may listen to our earnings call via telephone by dialing 877-407-9124.  Investors should call into the dial-in number set forth above at least 10 minutes prior to the scheduled start of the call.

A replay of the earnings call will be available until 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on April 29, 2021, by dialing 877-481-4010, using Conference ID: 40524.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	March 31,	December 31,
	2021	2020
Assets
Cash and due from banks	$25,448	$24,306
Interest earning deposits with financial institutions	415,497	305,597
Cash and cash equivalents	440,945	329,903
Securities available-for-sale, at fair value	593,280	496,178
Federal Home Loan Bank Chicago ("FHLBC") and Federal Reserve Bank Chicago ("FRBC") stock	9,917	9,917
Loans held-for-sale	7,842	12,611
Loans	1,959,625	2,034,851
Less: allowance for credit losses on loans	30,967	33,855
Net loans	1,928,658	2,000,996
Premises and equipment, net	45,055	45,477
Other real estate owned	2,163	2,474
Mortgage servicing rights, net	5,889	4,224
Goodwill and core deposit intangible	20,661	20,781
Bank-owned life insurance ("BOLI")	63,436	63,102
Deferred tax assets, net	8,067	8,121
Other assets	40,739	47,053
Total assets	$3,166,652	$3,040,837

Liabilities
Deposits:
Noninterest bearing demand	$982,664	$909,505
Interest bearing:
Savings, NOW, and money market	1,290,937	1,202,134
Time	382,941	425,434
Total deposits	2,656,542	2,537,073
Securities sold under repurchase agreements	77,321	66,980
Junior subordinated debentures	25,773	25,773
Senior notes	44,402	44,375
Notes payable and other borrowings	22,314	23,393
Other liabilities	29,187	36,156
Total liabilities	2,855,539	2,733,750

Stockholders’ Equity
Common stock	34,957	34,957
Additional paid-in capital	120,075	122,212
Retained earnings	248,165	236,579
Accumulated other comprehensive income	13,266	14,762
Treasury stock	(105,350)	(101,423)
Total stockholders’ equity	311,113	307,087
Total liabilities and stockholders’ equity	$3,166,652	$3,040,837

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)
	Three Months Ended March 31,
	2021	2020
Interest and dividend income
Loans, including fees	$22,207	$23,597
Loans held-for-sale	55	36
Securities:
Taxable	1,615	2,163
Tax exempt	1,307	1,455
Dividends from FHLBC and FRBC stock	115	125
Interest bearing deposits with financial institutions	92	75
Total interest and dividend income	25,391	27,451
Interest expense
Savings, NOW, and money market deposits	241	635
Time deposits	500	1,766
Securities sold under repurchase agreements	31	116
Other short-term borrowings	-	109
Junior subordinated debentures	280	1,364
Senior notes	673	673
Notes payable and other borrowings	123	130
Total interest expense	1,848	4,793
Net interest and dividend income	23,543	22,658
(Release) provision for credit losses	(3,000)	7,984
Net interest and dividend income after provision for credit losses	26,543	14,674
Noninterest income
Wealth management	2,151	1,906
Service charges on deposits	1,195	1,726
Secondary mortgage fees	322	270
Mortgage servicing rights mark to market gain (loss)	1,113	(2,134)
Mortgage servicing income	567	468
Net gain on sales of mortgage loans	3,721	2,246
Securities losses, net	-	(24)
Change in cash surrender value of BOLI	334	(49)
Card related income	1,447	1,287
Other income	450	626
Total noninterest income	11,300	6,322
Noninterest expense
Salaries and employee benefits	13,506	12,918
Occupancy, furniture and equipment	2,467	2,301
Computer and data processing	1,298	1,335
FDIC insurance	201	57
General bank insurance	276	246
Amortization of core deposit intangible	120	128
Advertising expense	60	109
Card related expense	593	532
Legal fees	55	131
Other real estate expense, net	36	237
Other expense	3,126	3,008
Total noninterest expense	21,738	21,002
Income (loss) before income taxes	16,105	(6)
Provision for income taxes	4,226	(281)
Net income	$11,879	$275

Basic earnings per share	$0.41	$0.01
Diluted earnings per share	0.40	0.01
Dividends declared per share	0.01	0.01

Ending common shares outstanding	29,018,637	29,706,390
Weighted-average basic shares outstanding	29,225,775	29,929,763
Weighted-average diluted shares outstanding	29,784,757	30,490,605

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Average Balance

(In thousands, unaudited)

	2020				2021
Assets	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
Cash and due from banks	$32,549	$30,594	$31,354	$30,086	$28,461
Interest earning deposits with financial institutions	27,989	153,532	263,199	275,087	359,576
Cash and cash equivalents	60,538	184,126	294,553	305,173	388,037

Securities available-for-sale, at fair value	475,718	452,708	448,408	481,948	532,230
FHLBC and FRBC stock	9,917	9,917	9,917	9,917	9,917
Loans held-for-sale	3,623	13,978	13,384	9,503	8,616
Loans	1,941,760	2,038,082	2,035,584	2,023,238	2,006,157
Less: allowance for credit losses on loans	23,507	30,747	31,518	33,255	34,540
Net loans	1,918,253	2,007,335	2,004,066	1,989,983	1,971,617

Premises and equipment, net	44,613	44,658	44,802	45,382	45,378
Other real estate owned	5,127	5,040	3,087	2,653	2,213
Mortgage servicing rights, net	5,053	4,451	4,645	4,717	4,814
Goodwill and core deposit intangible	21,208	21,084	20,960	20,838	20,719
Bank-owned life insurance ("BOLI")	61,873	61,790	61,897	62,499	63,259
Deferred tax assets, net	9,682	13,511	12,051	9,189	8,228
Other assets	25,156	36,771	37,786	47,143	42,877
Total other assets	172,712	187,305	185,228	192,421	187,488
Total assets	$2,640,761	$2,855,369	$2,955,556	$2,988,945	$3,097,905

Liabilities
Deposits:
Noninterest bearing demand	$676,755	$854,324	$892,811	$903,383	$937,039
Interest bearing:
Savings, NOW, and money market	1,025,511	1,097,003	1,156,194	1,184,154	1,237,177
Time	448,763	439,735	417,952	393,297	399,310
Total deposits	2,151,029	2,391,062	2,466,957	2,480,834	2,573,526

Securities sold under repurchase agreements	47,825	45,882	54,313	67,059	82,475
Other short-term borrowings	23,069	8,396	8,204	5,448	-
Junior subordinated debentures	47,200	25,773	25,773	25,773	25,773
Senior notes	44,284	44,310	44,337	44,363	44,389
Notes payable and other borrowings	14,762	26,551	25,482	24,407	23,330
Other liabilities	28,490	39,613	39,589	39,281	37,801
Total liabilities	2,356,659	2,581,587	2,664,655	2,687,165	2,787,294

Stockholders' equity
Common stock	34,900	34,957	34,957	34,957	34,957
Additional paid-in capital	120,829	121,253	121,643	122,045	121,578
Retained earnings	215,467	216,183	224,405	233,920	242,201
Accumulated other comprehensive income	9,131	219	9,305	11,900	14,496
Treasury stock	(96,225)	(98,830)	(99,409)	(101,042)	(102,621)
Total stockholders' equity	284,102	273,782	290,901	301,780	310,611
Total liabilities and stockholders' equity	$2,640,761	$2,855,369	$2,955,556	$2,988,945	$3,097,905

Total Earning Assets	$2,459,007	$2,668,217	$2,770,492	$2,799,693	$2,916,496
Total Interest Bearing Liabilities	1,651,414	1,687,650	1,732,255	1,744,501	1,812,454

Old Second Bancorp, Inc. and Subsidiaries

Quarterly Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	2020				2021
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr
Interest and Dividend Income
Loans, including fees	$23,597	$22,347	$21,980	$22,999	$22,207
Loans held-for-sale	36	110	95	65	55
Securities:
Taxable	2,163	1,694	1,458	1,458	1,615
Tax exempt	1,455	1,396	1,327	1,293	1,307
Dividends from FHLB and FRBC stock	125	123	118	118	115
Interest bearing deposits with financial institutions	75	42	68	73	92
Total interest and dividend income	27,451	25,712	25,046	26,006	25,391
Interest Expense
Savings, NOW, and money market deposits	635	385	299	250	241
Time deposits	1,766	1,442	1,084	741	500
Securities sold under repurchase agreements	116	23	28	35	31
Other short-term borrowings	109	34	24	12	-
Junior subordinated debentures	1,364	283	285	283	280
Senior notes	673	673	673	673	673
Notes payable and other borrowings	130	165	144	135	123
Total interest expense	4,793	3,005	2,537	2,129	1,848
Net interest and dividend income	22,658	22,707	22,509	23,877	23,543
(Release) provision for credit losses	7,984	2,129	300	-	(3,000)
Net interest and dividend income after provision for credit losses	14,674	20,578	22,209	23,877	26,543
Noninterest Income
Wealth management	1,906	1,998	1,889	2,112	2,151
Service charges on deposits	1,726	1,120	1,322	1,344	1,195
Secondary mortgage fees	270	505	492	387	322
Mortgage servicing rights mark to market (loss) gain	(2,134)	(445)	(160)	(1,260)	1,113
Mortgage servicing income	468	458	521	503	567
Net gain on sales of mortgage loans	2,246	4,631	5,246	3,396	3,721
Securities losses, net	(24)	-	(1)	-	-
Change in cash surrender value of BOLI	(49)	532	459	291	334
Death benefit realized on BOLI	-	59	(2)	-	-
Card related income	1,287	1,311	1,499	1,435	1,447
Other income	626	526	420	577	450
Total noninterest income	6,322	10,695	11,685	8,785	11,300
Noninterest Expense
Salaries and employee benefits	12,918	11,342	12,586	12,701	13,506
Occupancy, furniture and equipment	2,301	1,935	2,003	2,259	2,467
Computer and data processing	1,335	1,247	1,226	1,335	1,298
FDIC insurance	57	155	191	194	201
General bank insurance	246	237	281	266	276
Amortization of core deposit intangible	128	124	122	120	120
Advertising expense	109	57	62	70	60
Card related expense	532	514	566	583	593
Legal fees	131	176	169	285	55
Other real estate expense, net	237	143	125	146	36
Other expense	3,008	2,966	2,935	3,294	3,126
Total noninterest expense	21,002	18,896	20,266	21,253	21,738
(Loss) income before income taxes	(6)	12,377	13,628	11,409	16,105
(Benefit from) Provision for income taxes	(281)	3,139	3,363	3,362	4,226
Net income	$275	$9,238	$10,265	$8,047	$11,879

Basic earnings per share	$0.01	$0.31	$0.35	$0.27	$0.41
Diluted earnings per share	0.01	0.31	0.34	0.27	0.40
Dividends paid per share	0.01	0.01	0.01	0.01	0.01

Reconciliation of Non-GAAP Financial Measures

The tables below provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the periods indicated. Dollar amounts below in thousands:

	Quarters Ended
	March 31,	December 31	March 31,
	2021	2020	2020
Net Interest Margin
Interest income (GAAP)	$25,391	$26,006	$27,451
Taxable-equivalent adjustment:
Loans	4	3	3
Securities	348	344	387
Interest income (TE)	25,743	26,353	27,841
Interest expense (GAAP)	1,848	2,129	4,793
Net interest income (TE)	$23,895	$24,224	$23,048
Paycheck Protection Program ("PPP") loan - interest and net fee income	741	1,777	NA
Net interest income (TE) - excluding PPP loans	$23,154	$22,447	$23,048
Net interest income (GAAP)	$23,543	$23,877	$22,658
Average interest earning assets	$2,916,496	$2,799,693	$2,459,007
Average PPP loans	$94,149	$111,491	N/A
Average interest earning assets, excluding PPP loans	$2,822,347	$2,688,202	$2,459,007
Net interest margin (GAAP)	3.27%	3.39%	3.71%
Net interest margin (TE)	3.32%	3.44%	3.77%
Core net interest margin (TE - excluding PPP loans)	3.33%	3.32%	3.77%

	GAAP			Non-GAAP
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2021	2020	2020
Efficiency Ratio / Adjusted Efficiency Ratio

Noninterest expense	$21,738	$21,253	$21,002	$21,738	$21,253	$21,002
Less amortization of core deposit	120	120	128	120	120	128
Less other real estate expense, net	36	146	237	36	146	237
Noninterest expense less adjustments	$21,582	$20,987	$20,637	$21,582	$20,987	$20,637

Net interest income	$23,543	$23,877	$22,658	$23,543	$23,877	$22,658
Taxable-equivalent adjustment:
Loans	N/A	N/A	N/A	4	3	3
Securities	N/A	N/A	N/A	348	344	387
Net interest income including adjustments	23,543	23,877	22,658	23,895	24,224	23,048
Noninterest income	11,300	8,785	6,322	11,300	8,785	6,322
Less death benefit related to BOLI	-	-	-	-	-	-
Less securities losses, net	-	-	(24)	-	-	(24)
Less MSRs mark to market gains (losses)	1,113	(1,260)	(2,134)	1,113	(1,260)	(2,134)
Taxable-equivalent adjustment:
Change in cash surrender value of BOLI	N/A	N/A	N/A	89	77	(13)
Noninterest income (less) / including adjustments	10,187	10,045	8,480	10,276	10,122	8,467

Net interest income including adjustments plus noninterest income (less) / including adjustments	$33,730	$33,922	$31,138	$34,171	$34,346	$31,515
Efficiency ratio / Adjusted efficiency ratio	63.98%	61.87%	66.28%	63.16%	61.10%	65.48%